CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS
OF
SERIES C CONVERTIBLE PREFERRED STOCK
OF
FORTERUS, INC.

Forterus, Inc., a corporation organized and existing under the laws of the State of Nevada (the “CORPORATION"), hereby certifies that the Board of Directors of the Corporation (the "BOARD OF DIRECTORS" or the "BOARD"), pursuant to authority of the Board of Directors, and in accordance with the provisions of its Certificate of Incorporation  and Bylaws,  has and hereby authorizes a series of the Corporation's  previously  authorized  Preferred Stock, par value $0.001 per share (the "PREFERRED  STOCK"),  and hereby states the designation and number of shares, and fixes the rights, preferences,  privileges,  powers and restrictions thereof, as follows:

                 SERIES C PREFERRED STOCK DESIGNATION AND AMOUNT

            ______________  shares of the  authorized  and  un-issued Preferred Stock of the Corporation,  Par Value $.001,  are hereby  designated as "SERIES C CONVERTIBLE PREFERRED STOCK", with the following rights,  preferences, powers, privileges, restrictions, qualifications and limitations:

1. Liquidation Rights.

      Upon the voluntary or involuntary dissolution, liquidation or winding up of the corporation, the assets of the corporation available for distribution to its shareholders shall be distributed in the following order and amounts:

a. General.

      (i)  Series C Stock and Common Stock.  Subject to payment in full of preferential liquidation rights granted to any other Series of Preferred Stock, the holders of shares of Series C Stock and the holders of Common Stock shall be entitled to receive $1.00, appropriately adjusted for any stock dividend, split or combination of such Series C Stock or Common Stock for each outstanding share of Series C Stock or Common Stock held by them (the “Series C Stock and Common Stock Liquidation   Amount").  If  the  assets  of  the  corporation  shall  be insufficient  to permit the payment of the full Series C Stock and Common  Stock Liquidation   Amount,   then  the  assets  of  the  corporation   available  for distribution  shall be  distributed  ratably  among the  holders of the Series C Stock and the holders of Common Stock in the same  proportions  as the aggregate of the Series C Stock and Common Stock Liquidation Amount each such holder would otherwise  be entitled to receive  bears to the total  Series C Stock and Common Stock  Liquidation  Amount that would  otherwise be payable to all such holders, and no further  distribution to other  shareholders of the corporation  shall be made. Upon the completion of the preferential rights granted for any subsequent series  of  Preferred  Stock  and the  full  Series  B Stock  and  Common  Stock Liquidation Amount, if assets remain in the corporation, such remaining assets shall be distributed as set forth in Section 1.a.(ii).

(ii) Participation. Subject to the payment in full of any preferred rights granted for any subsequent series of Preferred Stock, and the payment in full of the Series C Stock and Common Stock Liquidation  Amount as provided in Section 1 a (i), if assets  remain in the  corporation,  such  remaining  assets  shall be distributed  to the  holders  of  shares  of  Series C Stock  and  Common  Stock together, who shall each be entitled to receive their Pro Rata Amount; provided, that the rights of the holders of shares of Series C Stock and Common  Stock are subject  to any  preferential  rights  granted  for  any  subsequent  series  of Preferred  Stock.  "Pro Rata Amount"  means that portion of remaining  assets to which a group would be entitled  based on its percentage of the number of shares of Common Stock  outstanding and the number of shares of Common Stock into which the outstanding shares of Series C Stock could then be converted.

b.  Treatment  of  Sales of  Assets  or  Acquisitions.  The sale of all or substantially  all of the assets of the  corporation  or the  acquisition of the corporation  by another entity by means of merger,  consolidation  or otherwise, resulting  in the  exchange of the  outstanding  shares of the  corporation  for securities of or consideration  issued, or caused to be issued, by the acquiring entity or any of its affiliates,  shall be regarded as a liquidation  within the meaning of this Section 1.

c. Distributions Other Than Cash.  Whenever the distribution provided for in this  Section 1 shall be payable in  property  other than cash,  the value of such distribution  shall be the fair market value of such property as determined in good faith by the board of directors.

2. Designation of Series C Convertible Preferred Stock

a. Designation

The Series C Convertible Preferred Stock, consisting of 13,500,000 shares, authorized herein, shall be designated herein as the “Series C Stock".  The rights, preferences, privileges and restrictions of the Series C Stock are as described herein.

b. Dividends

(i)
The Series C Preferred Stock shall be paid a dividend equal to an annual rate 6%.  The dividend shall be paid, in arrears, on the 5th of each month.  Such dividends are payable in Cash or Common Stock at the Company’s election.  If paid in Common Stock, then the conversion price shall be equal to the market price on the last trading day of the month from such dividend period.  For example, if the closing price on June 30, 2008 was $.01 then the dividend payment for June 2008 would be converted at a rate of $.01 per share and paid on July 5, 2008.

(ii)
 At the election of the Company, the dividend payments may be deferred.  If the payments are deferred, then the amount deferred may be issued in cash or stock at a later date.  If the amount is paid in stock then the conversion price shall be equal to the conversion price if such amount was not deferred.  If the deferred is not paid or converted within thirty (30) calendar days, then the deferred amount shall accrue interest at the rate of 6% per annum until paid.

c. Voting Power

Except as provided by applicable law and paragraph (k) below, the Holders of the Preferred Shares shall have no voting rights with respect to the business, management or affairs of the Corporation. The Corporation shall provide each Holder with prior notification of each meeting of stockholders (and copies of proxy statements and other information sent to such stockholders).

d. Liquidation Rights

Upon the voluntary or involuntary dissolution, liquidation or winding up of the corporation, the assets of the corporation available for distribution to its shareholders shall be distributed in the order and amounts described in Section 1.

e.  Redemption.  MZYH shall redeem the Series Preferred from the Shareholders no later than July 31, 2018 (“Mandatory Redemption Date”).  MZYH may redeem all or part of the Series C Preferred Stock prior to July 31 2018.

f. Payment of Mandatory Redemption Price.

                 (i)      The Corporation shall pay the Mandatory Redemption Price to the Holder exercising its right to redemption within five (5) Business Days following the Mandatory Redemption Date.  Upon the redemption of a Preferred Share, payment of the Mandatory Redemption Price to the Holder thereof will be effected simultaneously with the return of such share by such Holder to the Corporation.

                 (ii)     If the Corporation fails to pay the Mandatory Redemption Price to a Holder within five (5) Business Days of the Mandatory Redemption Date and so long as such Holder has tendered its Preferred Shares to the Corporation, such Holder shall be entitled to interest thereon, from and after the Mandatory Redemption Date until the Mandatory Redemption Price has been paid in full, at an annual rate equal to 19%.

                 (iii)    If the Corporation fails to pay the Mandatory Redemption Price within ten (10) Business Days of the Mandatory Redemption Date, then the Holder shall have the right at any time, so long as the Corporation remains in default, to require the Corporation, upon written notice, to immediately issue, in lieu of the Mandatory Redemption Price, the number of shares of Common Stock of the Corporation equal to the Mandatory Redemption Price divided by the closing market price on the tenth business day from the Mandatory Redemption Date, such Conversion Price to be reduced by one percent (1%) for each day beyond such 10th Business Day in which the failure to pay the Mandatory Redemption Price continues; provided, however, that the maximum percentage by which such Conversion Price may be reduced hereunder shall be fifty percent (50%).

(iv)    If the Corporation fails to pay the Mandatory Redemption Price within fifteen (15) Business Days of the Mandatory Redemption Date, then the Holder shall have the right at any time, so long as the Corporation remains in default, to require the Corporation, upon written notice, to immediately issue, the holders the shares of ABTTC in exchange for the Series C Preferred Stock.  If the holders request the ABTTC shares such exchange shall be based on the percentage currently owned by the holders.  For example, if 1,000,000 shares have been redeemed and/or converted, the Company shall retain the percentage of the ABTTC shares that would have corresponded with the 1,000,000 redeemed and/or converted.

f. Conversion Rights

The holders of the Series C Stock shall have the following rights with respect to the conversion of Series C Stock into shares of Common Stock:

(1). Voluntary Conversion. Shares of the Series C Stock may, at the option of the holder at any time, be converted into four (4) shares of fully paid and non-assessable shares of Common Stock.

(2).  Extraordinary  Common Stock Events.  The corporation shall not issue shares of its Common  Stock as a dividend  on  outstanding  Common  Stock of the corporation  or  subdivide  outstanding  shares of its Common Stock in a greater number of shares of Common Stock unless the corporation  shall have obtained the express written  consent of the holders of the outstanding  Series C Stock prior to the effective  time of such event.  The number of shares of Common Stock into which the Series C Stock may be converted  as  described in Section  c.(1) shall not be adjusted or otherwise  affected by a subdivision  of  outstanding  Common Stock into a lesser number of shares of Common Stock of the corporation.

(3)  Exercise  of  Conversion   Privilege.   To  exercise  its  conversion privilege,  each holder of Series C Stock shall  surrender  the  certificate  or certificates  representing  the shares being converted to the corporation at its principal  office,  and shall give  written  notice to the  corporation  at that office that such holder  elects to convert such  shares.  Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates  for shares of Common Stock issuable upon such conversion  shall be issued. The certificate or certificates for shares of Series C Stock surrendered for  conversion  shall  be  accompanied  by  proper  assignment  thereof  to the corporation  or in blank.  The date when such written notice is received by the corporation,  together with the  certificate or  certificates  representing  the shares of Series C Stock  being  converted,  shall be the  "Series C  Conversion Date." As  promptly  as  practicable  after the Series C  Conversion  Date,  the corporation  shall issue and shall deliver to the holder of the shares of Series C  Stock  being  converted,   or  on  its  written  order  such  certificate  or certificates  as it may request for the number of whole  shares of Common  Stock issuable upon the conversion of such shares of Series C Stock in accordance with the provisions of this Section 2e, cash in the amount of all declared and unpaid dividends  on such  shares of Series C Stock up to and  including  the  Series C Conversion  Date.  Such  conversion  shall  be  deemed  to  have  been  effected immediately  prior to the close of business on the Series C Conversion Date, and at such time the  rights of the  holder  as  holder of the  converted  shares of Series C Stock  shall cease and the person or persons in whose name or names any certificate  or  certificates  for shares of Common Stock shall be issuable upon such  conversion  shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(4)  Fractional  Shares.  No  fractional  shares of Common  Stock or scrip representing  fractional shares shall be issued upon the conversion of shares of Series C Stock. The determination as to whether or not any fractional shares are issuable  shall be based upon the total number of shares of Series C Stock being converted at any one time by any holder thereof, not upon each share of Series C Stock being converted.

(5)  Partial  Conversion.  In the event  some but not all of the shares of Series C Stock  represented  by a certificate or  certificates  surrendered by a holder are  converted,  the  corporation  shall execute and deliver to or on the order of the  holder,  at the  expense  of the  corporation,  a new  certificate representing the shares of Series C Stock that were not converted.

(6)  Reservation  of  Common  Stock.  The  corporation  shall at all times reserve and keep available out of its authorized but un-issued  shares of Common Stock,  solely for the purpose of effecting the  conversion of the shares of the Series C Stock,  such number of its shares of Common Stock as shall from time to time be sufficient to effect the  conversion  of all  outstanding  shares of the Series C Stock and, if at any time the number of authorized but un-issued shares of Common Stock shall not be  sufficient  to effect the  conversion  of all then outstanding  shares  of the  Series C Stock,  the  corporation  shall  take such corporate  action as may be necessary to increase its  authorized  but un-issued shares of Common Stock to such number of shares as shall be sufficient  for such purpose.

(7)  No  Impairment.  The  corporation  will  not,  by  amendment  of  its certificate of incorporation or through any reorganization,  transfer of assets, consolidation,  merger,  dissolution,  issue or sale of  securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation,  but will at all times in good faith assist in the carrying out of all the provisions of this Section  6.4  and in the  taking  of all  such  action  as may be  necessary  or appropriate  in order to protect  the  conversion  rights of the  holders of the Series C Stock against impairment.

(8)   Effective on Redemption.  Any shares of Series C Preferred Stock shall not be redeemed pursuant to this designation if they have been converted into Common Stock pursuant to this designation.

g. Security.  The assets of ABTTC and the shares of ABTTC shall be collateral against the redeemable amount of the Preferred Stock.  The holders of the Series C Preferred Stock shall have the right to filing a UCC against such assets as they deem necessary.

h. ABTTC Shares and Assets.  The Company shall not encumber, sell, transfer, or in anyway dispose of the shares of ABTTC or any of the assets of ABTTC with prior written consent of the holders of Series C Preferred Stock

i. Remedies, Characterization, Other Obligations, Breaches and Injunctive Relief.

The remedies provided to a Holder in this Certificate of Designation shall be cumulative and in addition to all other remedies available to such Holder under this Certificate of Designation, at law or in equity (including without limitation a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing contained herein shall limit such Holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation agrees with each Holder that there shall be no characterization concerning this instrument other than as specifically provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation agrees, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

j.  Failure or Delay not Waiver.  No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

k.     Protective Provisions.

                 So long as shares of Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the Holders of at least two-thirds (2/3) of the then outstanding shares of Series C Preferred Stock:

                          (i)     alter or change the rights, preferences or privileges of the Series C Preferred Stock or any other capital stock of the Corporation so as to affect adversely the Series C Preferred Stock;

                          (ii)    create any new class or series of capital stock having a preference over or ranking pari passu with the Series C Preferred Stock as to redemption, the payment of dividends or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Corporation;

                          (iii)   increase the authorized number of shares of Preferred Stock;

                          (iv)    re-issue any shares of Series C Preferred Stock which have been converted in accordance with the terms hereof;

                          (v)     issue any Senior Securities (other than the Company's Series B Participating Convertible Preferred Stock pursuant to the terms of the Company's Series A Participating Convertible Preferred Stock) or Pari Passu Securities; or

                          (vi)    declare, pay or make any provision for any dividend or distribution with respect to the Common Stock or any other capital stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

         In the event that Holders of at least two-thirds (2/3) of the then outstanding shares of Series C Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock pursuant to the terms hereof, or to waive any rights of the Holders hereunder, then the Corporation will deliver notice of such approved change to the holders of the Series C Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) days following such delivery to convert their Preferred Shares pursuant to the terms hereof as they existed prior to such alteration or change, or to continue to hold such Preferred Shares.  No such change shall be effective to the extent that, by its terms, it applies to less than all of the Holders of Preferred Shares then outstanding.

l. Transfer of Share.

         A Holder may sell or transfer all or any portion of the Preferred Shares to any person or entity as long as such sale or transfer is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder and otherwise is made in accordance with the terms of the Securities Purchase Agreement.  From and after the date of such sale or transfer, the transferee thereof shall be deemed to be a Holder.  Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the Preferred Shares that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

These rights, preferences, privileges and restrictions of the Series C Preferred Stock of Forterus, Inc., are hereby approved by the Board of Directors of Forterus, Inc., at a meeting of the Board of Directors of the Corporation held on June 25, 2008.

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.  Dated as of ___________, 2008

Forterus, Inc.

                                            By:/s/ Paul Howarth
                                               ------------------------------------
                                                                 Its: President/CEO